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CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting part of this Post-Effective Amendment No. 10 to the Registration Statement on Form N-1A (the "Registration Statement") of our report dated August 19, 1994, relating to the financial statements and financial highlights of the Morgan Stanley Fund, Inc. (the "Fund") appearing in the June 30, 1994 Annual Report to Shareholders of the Fund, which is also incorporated by reference into this Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in the Prospectus.



PRICE WATERHOUSE LLP

1177 Avenue of the Americas
New York, New York 10036
September 29, 1995